Securities and Exchange Commission
Mail Stop 3561
CF/AD11
100 F St. NE
Washington, DC 20549-3561

									October 6, 2005


Mr. Hasnul Suhaimi
President Director
PT Indosat Tbk
Indosat Building
Jalan Medan Merdeka Barat, 21
Jakarta 10110, Indonesia

	Re:	PT Indosat Tbk
      Form 20-F for Fiscal Year Ended December 31, 2004
      Filed June 29, 2005
		File No. 1-13330

Dear Mr. Suhaimi:

      We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.

								Sincerely,



								Larry Spirgel
								Assistant Director



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Mr. Hasnul Suhaimi
President Director
PT Indosat Tbk
August 23, 2005
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